THIS AGREEMENT dated for reference the  25th day of June 1999

BETWEEN:

               LAXARCO HOLDING LIMITED, a Company
               incorporated pursuant to the laws of the Republic of Cyprus and having a mailing address at Office 302, Sofouli 2, P.O. Box 2545, Nicosia, Cyprus

                         OF THE FIRST PART

               (herein referred to as "Laxarco")

AND:
               CARBON RESOURCES LIMITED, a Company
               incorporated pursuant to the laws of the Republic of Cyprus and having a mailing address at Office 302, Sofouli 2, P.O. Box 2545, Nicosia, Cyprus

                         OF THE SECOND PART

               (herein referred to as "Carbon")

AND:

               SYNERGY TECHNOLOGIES CORPORATION,
               (formerly Automated Transfer Systems Corporation), a Company incorporated pursuant to the laws of the State of Colorado and having its registered and records office at Suite 101, 5801 West 11th Street, Greeley, Colorado 80634.

                         OF THE THIRD PART

               (herein referred to as the "Synergy")

WHEREAS:

A. Laxarco, Synergy, Carbon and Stone Canyon Resources, Ltd., a corporation organized under the laws of Alberta, Canada ("Stone Canyon"), entered into a Share Exchange Agreement dated May 5, 1998 and amended on June 25, 1999 (the "First Share Exchange Agreement");

B. Laxarco is the registered and beneficial owner of 25% (twenty-five percent), being a total of 1,250 shares, of the organized shares of common stock of Carbon (the "Carbon Shares"); and Synergy is the registered and beneficial owner of 75% (seventy-five percent) being a total of 3,750 shares of the organized shares of common stock of Carbon; and

C. Laxarco and Synergy wish to affect an exchange of the Carbon Shares for 3,000,000 restricted shares of the common stock of Synergy, and the parties to this Agreements have agreed to the share exchange subject to the terms and conditions set out below; and

D. Synergy has agreed to be bound by all agreements between Laxarco and Carbon as properly disclosed to Synergy by such parties; and

E. The parties wish to agree to the transfer of the entire right, title and interest held by Carbon in and to any and all improvements which are disclosed in the application for French Patent, Nat'l Reg. No. 9700364, filed January 13, 1997, entitled "CONVERSION OF HYDROCARBONS ASSISTED BY GLIDING
ELECTRIC ARCS IN THE PRESENCE OF WATER VAPOR AND/OR CARBON DIOXIDE," plus all other patents which have been or shall be issued in the United States and all foreign countries on such improvements, including but not limited to U.S. Patent Application Ser. No. 09/005,647, filed January 12, 1998 and PCT Patent Application Ser. No. PCT/US98/00393 (the "Business Assets"),to a company which shall be a wholly-owned subsidiary of Synergy under the same terms and conditions of the First Share Exchange Agreement.

NOW THEREFOR THIS AGREEMENT WITNESSES that for and in consideration of the mutual premises and the mutual covenants and agreements contained herein, the parties covenant and agree each with the other as follows:

1.0  DEFINITIONS

     1.1  For all purposes of the Agreement:

     (a) "Effective Date" means the date that each party receives Shareholder Approval (as such term is defined herein) of this Agreement.

     (b) "Shareholder Approval" means the requisite shareholder approvals required by each of the parties to this Agreement;

     (c) "Escrow Agreement' means that Escrow Agreement dated May 16,
1998 by and between Synergy, Laxarco and Lawler & Associates as amended and restated as provided in Section 2.2 hereof and in the form of that Amended and Restated Escrow Agreement attached hereto as Schedule A.

     (d) "Escrow Holder" means Lawler & Associates, a professional law corporation;

     (e) "Contracts" means all of the commitments, agreements, contracts, instruments, leases and other documents entered into by the parties to this Agreement by which the parties to this Agreement are bound or to which the parties to this Agreement or the Business Assets of the parties are subject;

     (f) "Synergy Shares" means the fully paid and non-assessable 3,000,000 shares of common stock of Synergy to be issued to Laxarco pursuant to Article 2 hereof and which will be held in escrow as provided herein;

     (g) "Shareholders Meeting" means the general meeting of the shareholders of Synergy to be called pursuant to Section 9.2(b), if required;

     (h) "Termination Date" means the day that is thirty (30) days after the last day of the month in which all of Synergy's Approvals as defined in section
6.1 (a)hereof are received;

     (i) "Share Exchange" shall mean the exchange of Synergy's Shares for the Carbon Shares at the Closing pursuant to Article 2.0 hereof; and

     (j) "Closing" shall have the meaning ascribed thereto in Section 4.1.

     1.2  In this Agreement, except as otherwise expressly provided:

     (a) "Agreement" means this agreement, including the preamble and the schedules hereto, as it may from time to time be supplemented or amended in effect;

     (b) All references in this Agreement, to a designated "Section" or other subdivision or to a schedule is to the designated Section or other subdivision of or Schedule to, this Agreement;

     (c) The words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision or Schedule;

     (d) The headings are for convenience only and do not form a part of this agreement and are not intended to interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof;

     (e) The singular of any term includes the plural, and vice versa, the use of any terms equally applicable to any gender and where applicable a body corporate; the word "or" is not excessive and the word "including" is not limiting, whether or not non-limiting language, such as "without limitation" or "but not limited" to or words of similar import, is used with reference thereto;

     (f) Any accounting term not otherwise defined has the meanings assigned to it in accordance with generally accepted accounting principals applicable to the United States of America;

     (g) Any reference to a statute includes and is a reference to that statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which has the effect of supplementing or superceding that statute or regulations;

     (h) Where any representation or warranty is made to the knowledge of any Person, such Person will not be liable for a misrepresentation or breach of warranty by reason of the fact, state of facts, or circumstances in respect of which the representation or warranty is given being untrue if such Person proves:

          i. that such Person conducted a reasonable investigation so as to provide reasonable grounds for a belief that there had been no misrepresentation or breach of warranty; and

          ii. that fact, state of facts, or circumstances could not reasonably be expected to have been determined as a result of that reasonable investigation, irrespective of the actual investigation conducted by such Person.

     (i) Except as otherwise provided, any dollar amount referred to in this Agreement is in U.S. funds; and

     (j) Any other term defined within the text of this Agreement has the meanings so ascribed.

     1.3   The following are the Schedules to this Agreement:

          SCHEDULE                 DESCRIPTION
          A                        Amended and Restated
                                   Escrow Agreement
          B                        Closing Warranty and
                                   Certificate of Synergy
          C                        Authorized and Issued
                                   Capital of Carbon
          D                        Closing Warranty and
                                   Certificate of Laxarco
          E                        Closing Warranty and
                                   Certificate of Carbon

2.0  SHARE EXCHANGE

     2.1 Subject to the terms and conditions hereof and the requisite Shareholder Approvals, as at the Effective Date, the parties shall exchange the Synergy Shares for the Carbon Shares.

     2.2 The Synergy Shares shall be held in escrow in the manner required by the Escrow Agreement, which shall simultaneously herewith be amended, and restated in the form provided in Schedule "A" hereto, to provide for the inclusion of the Synergy Shares and the Business Assets.

3.0   TRANSFER OF ASSETS

     3.1 The parties hereto acknowledge that Carbon acquired the Business Assets by way of the First Share Exchange Agreement and wish to agree that the rights in and to the Business Assets be transferred to a company ("NewCo") to be organized by Synergy as its wholly-owned subsidiary.

     3.2 Upon the execution of this Agreement and the incorporation of NewCo, the rights to the Business Assets shall be transferred into the name of NewCo subject only to NewCo's agreement to be bound by the portions of the prior written and executed agreements of Synergy, Laxarco and Carbon that relate to or effect the Business Assets, and the provisions of the Escrow Agreement.

4.0   CLOSING

     4.1 The completion of the Share Exchange will take place at the Effective Date at such place as each of the parties to this Agreement may agree to (the "Closing").

     4.2 The Effective Date shall occur no later than ninety (90) days from the date of execution of this Agreement, and this Agreement shall be voidable thereafter at the option of Synergy or Laxarco upon thirty (30) days notice in writing to the parties hereto, such election not to be unreasonably exercised.

     4.3  In the event that this Agreement is terminated pursuant to Section
          4.2 above, and either Laxarco or Synergy has not used its best efforts to complete the transactions contemplated by this Agreement, then notwithstanding any other provision of this
          Agreement:

          (a) if Synergy failed to use its best efforts, Synergy shall be liable for and shall pay all costs and expenses incurred by Laxarco and Synergy in connection with this Agreement; and

          (b) if Laxarco failed to use its best efforts, Laxarco will be liable for and shall pay all costs and expenses.

5.0  TRANSACTION EXPENSES

     5.1 Except as provided in Section 4.3, each party to this Agreement shall bear all costs and expenses incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement. Unless otherwise expressly provided herein, all costs and expenses related to satisfying any condition or fulfilling any covenant contained in this Agreement shall be borne by the party whose responsibility it is to satisfy the condition or fulfil the covenant in question.

6.0   APPROVALS

     6.1 The obligations of the parties to complete the Share Exchange shall be subject to the following:

          (a) the passing of the required resolutions by the shareholders of Synergy contemplated by Section 9.2 (b) at the Shareholders Meeting (the "Synergy Approvals");

          (b) the passing of the resolutions by the shareholders of Laxarco authorizing Laxarco to enter into this Agreement and complete the transactions contemplated hereby (the "Laxarco Resolutions");

     6.2 Synergy, Laxarco, and Carbon shall use their best and reasonable efforts to obtain the approvals required pursuant to Section 6.1 prior to the Closing.

7.0  SYNERGY WARRANTIES AND REPRESENTATIONS

     7.1 Synergy warrants and represents to the parties to this Agreement, with the intent that the parties to this Agreement will rely thereon in entering into this Agreement and in concluding the Share Exchange contemplated herein that:

          (a) the Synergy Shares, at Closing, shall be free and clear of all liens and encumbrances;

          (b) Synergy is a company duly incorporated, validly existing and presently in good standing under the laws Synergy is the registered
          holder and beneficial owner of   the State of Colorado and has the
          power, authority and capacity to enter into this Agreement and to carry out its terms;

          (c) the execution and delivery of this Agreement and the completion of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of Synergy, and this Agreement constitutes a legal, valid and binding obligation of Synergy in accordance with its terms except as limited by laws of general application affecting the rights of creditors;

          (d) upon completion of the Share Exchange, Laxarco shall be the beneficial and registered holder of Synergy's Shares as fully paid and non-assessable, free and clear of all liens, charges and encumbrances and restrictions on transfer save and except those prescribed in the Escrow Agreement and those which may be imposed by the regulatory authorities or under applicable securities law;

          (e) Synergy has all corporate power and authority to carry on its business as presently carried on;

          (f) the minute books and corporate records of Synergy contain a true and complete record of all resolutions of the directors and shareholders and all records required to be maintained under the Colorado Revised Statutes;

          (g) all alterations to the Articles of Incorporation of Synergy since its incorporation have been duly approved by the shareholders of Synergy and registered with the Registrar of Companies for the State of Colorado;

          (h) Synergy is not in breach of any statute, regulation or bylaw applicable to Synergy or its operations;

          (i) the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof, does not conflict with or result in the breach of or the acceleration of any indebtedness under, any terms, provisions or conditions of, or constitute default under the Articles of Incorporation of Synergy or any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate, consent, permit, licence, authority or other instrument to which Synergy is a party or is bound or any judgement, decree, order, rule or regulation of any court or administrative body by which Synergy is bound, or, of any statute or regulation applicable to Synergy.

8.0   LAXARCO'S WARRANTIES AND REPRESENTATIONS

     8.1 Laxarco warrants and represents to Synergy, with the intent that Synergy will rely thereon in entering into this Agreement and in concluding the Share Exchange that:

          (a) Laxarco is the registered holder arid beneficial owner of the Carbon Shares, free and clear of all liens, and Laxarco has no other interest, legal or beneficial, direct or indirect, in any other shares in the capital of Carbon, or in the business or the business assets.

          (b) Laxarco has the power and capacity and good and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer the legal and beneficial title and ownership of Carbon Shares to Synergy;

          (c) Laxarco is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of Cyprus;

          (d) All alterations, if any, to the Articles and Bylaws of Laxarco since its incorporation have been duly approved by the shareholders of Laxarco and registered with the governmental authority having jurisdiction;

          (e) Laxarco has the power, authority and capacity to carry on the business as presently conducted by it;

          (f) the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not conflict with or result in the breach of or the acceleration of any indebtedness under, any terms, provisions or conditions Oft or constitute default under the Articles or By-Laws of Laxarco or any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate, consent, permit, licence, authority or other instrument to which Laxarco is a party or is bound or any judgement, decree, order, rule, or regulation of any court of administrative body by which Laxarco is bound, or, to the knowledge of any statute or regulation applicable to Laxarco;

          (G) all material transactions of Laxarco have been promptly and properly recorded or filed in or with its respective books and records, and the minute book of Laxarco contains all records required to be kept pursuant to applicable legislation pertaining to corporations in Laxarco' s jurisdiction of incorporation;

8.2 Carbon represents and warrants to Synergy, with intent that Synergy will rely thereon in entering into this Agreement and concluding the Share Exchange, that:

          (a) Carbon has the power, authority and capacity to own and use all of the Business Assets;

          (b) Carbon owns and possesses and has good and marketable title to and possession of all the business assets free and clear of liens free and clear of liens, encumbrances, adversarial claims, litigation, threatened litigation, violations of patents or other intellectual property claims;

          (c) Carbon has no contract, agreement, undertaking, or arrangement, whether oral, written or implied, and does not have any outstanding agreement, contract or commitment (whether written or oral) whatsoever relating to or affecting the conduct of the business or any of the Business Assets or for the purchase, sale or lease of any of the Business Assets;

          (d) Carbon:

               (i) is not in breach of any of the terms, covenants, conditions, or provisions of, is not in default under, or has done or omitted to do anything which, with the giving of notice or lapse of time or both, would constitute a breach of or a default under, any contract;

               (ii) is not in breach or default under any judgement injunction, or other order or aware of any judicial, administration, governmental, or other authority or arbitrator by which Laxarco is bound or to which Laxarco or any business assets are subject;

               (iii) has conducted the business in the usual and normal manner and has maintained the business assets in good standing; and

               (iv) has not waived or surrendered any right of material value.

9.0   COVENANTS OF THE PARTIES

     9.1       Between the date of this Agreement and the Effective Date,
               Laxarco:

          (a) will cause Laxarco to afford to Synergy and its authorized representatives access during normal business hours to all books, contracts, commitments, records of Carbon and will furnish such copies (certified if requested) thereof and other information as Synergy may reasonably request and will take such steps as may be necessary to permit Synergy and its authorized representatives to make such audit of the books of account of Carbon and such physical verification of the Business Assets as Synergy may reasonably see fit;

          (b) will diligently take all reasonable steps to obtain prior to the Effective Date, all consents and approvals required to complete the transactions contemplated herein in accordance with the terms and conditions hereof including any consents, waivers, and approvals as requested by Synergy or Synergy's solicitor;

          (c) will do any and all things reasonably necessary and use their best efforts assist and fully cooperate with Synergy in its effort to obtain the approvals within the time limited hereunder;

          (d) will not take any action nor inaction that could or will cause Carbon to be unable to conduct its business and affairs diligently and in the ordinary course, and preserve and maintain the goodwill of Carbon, the Business Assets and the business of Carbon; and

     9.2 Between the date of this Agreement and the Effective Date, Synergy will:

          (a) afford to Laxarco and its authorized representatives access during normal business hours to all books contracts, commitments, records of Synergy and will furnish such copies (certified if requested) thereof and other information as Laxarco may reasonably request, and will take such steps as may be necessary to permit Synergy and its authorized representatives to make such audit of the books of account of Synergy and such physical verification of the assets of Synergy as Laxarco may reasonably see fit;

          (b) if required, call a general meeting of its shareholders to be held as soon as practicable after execution hereof to consider and, if thought fit, approve resolutions respecting the following matters together with such amendments as Laxarco may specify prior to the date notice of such meeting is mailed to Synergy's shareholders:

               (i)  approval of the Share exchange; and

               (ii) such other matters pertaining to the transactions contemplated herein as may be reasonably requested by Synergy or Laxarco, the form of proxy materials for the meeting to be completed to the satisfaction of Laxarco, as advised by Synergy;

          (c) deliver written confirmation of each of the foregoing, if any, to Laxarco; and

          (d) attend to all corporate matters to carry out and implement this Agreement as soon as possible.

     9.3 Synergy and Laxarco shall each complete their own due diligence investigations contemplated by subparagraphs 9.1(a) and 9.2(a) herein respectively in order to satisfy themselves of the accuracy of each other's representations and warranties hereunder, within thirty
          (30) days of the date of this Agreement, and shall each deliver to the other written confirmation of their satisfactory completion of such investigations. Notwithstanding any such investigations, the representations and warranties of any party hereto shall survive the Closing Date and the Closing, and shall continue in full force and effect.

10.0 NON-MERGER

     10.1 The representations, warranties, covenants and agreements of Laxarco contained herein and those contained in the documents and instruments delivered pursuant hereto will be true at and as of the Effective Date as though made at the Effective Date and will survive the Effective Date, and notwithstanding the completion of the transactions herein contemplated, the waiver of any condition contained herein (unless such waiver expressly releases Laxarco of such representation, warranty, covenant or agreement), or any investigation by Synergy, the same will remain in full force and effect.

     10.2 The representations, warranties, covenants and agreement of Synergy contained herein and those contained in the documents and instruments delivered pursuant hereto will be true at and as of the Effective Date as though made at the Effective Date and will survive the Effective Date, and notwithstanding the completion of the transactions herein contemplated, the waiver of any condition contained herein (unless such waiver expressly releases Synergy of such representation, warranty, covenant or agreement), or any investigation by Laxarco, the same will remain in full force and effect.

11.0 CONDITIONS PRECEDENT

     11.1 The obligations of Synergy to consummate the transactions herein contemplated are subject to the fulfillment of each of the following conditions at the times stipulated:

          (a) the representations and warranties of Laxarco contained herein are true and correct in all respects at and as of the Effective Date except as may be in writing disclosed to and approved by Synergy; and

          (b) all covenants, agreements and obligations hereunder on the part of Laxarco to be performed or complied with at or prior to the Closing, including Laxarco's obligation to deliver the documents and instruments herein provided for, have been performed and complied with at and as of the Effective Date.

     11.2 The conditions set forth in Section 11.1 are for the exclusive benefit of Synergy and may be waived by Synergy in writing in whole or in part at any time.

     11.3 The obligations of Laxarco to consummate the transactions herein contemplated are subject to the fulfilment of each of the following conditions at the times stipulated, that:

          (a) the representations and warranties of Synergy contained herein are true and correct in all material respects at and as of the Closing except as may be in writing disclosed to and approved by Laxarco; and

          (b) all covenants, agreements and obligations hereunder on the part of Synergy to be performed or complied with at or prior to the Effective Date, including in particular Synergy's obligations to deliver the documents and instruments herein provided for, have been performed and complied with as at the Closing.

     11.4 The conditions set forth in Section 11.3 are for the exclusive benefit of Laxarco and may be waived by Laxarco in whole or in part at any time.

12.0 TRANSACTIONS OF LAXARCO AND CARBON AT THE CLOSING

     12.1 At the Closing, Laxarco shall execute and deliver or cause to be executed and delivered to Synergy, all documents, instruments, resolutions and share certificates as are necessary to effectively transfer and assign the Carbon Shares to Synergy free and clear of all liens, claims and encumbrances (other than pursuant to applicable United States securities laws) including:

          (a) share certificates representing the Laxarco Shares registered in the name of Laxarco, duly endorsed for transfer to Synergy;

          (b) the Escrow Agreement, duly executed by the Board of Directors of Laxarco;

          (c) certified copies of resolutions of the shareholders of Laxarco authorizing the transfer of the Laxarco shares and the registration of the Laxarco Shares in the name of Synergy and authorizing the issue of new share certificates in the name of Synergy;

          (d) duly issued share certificates registered in the name of Synergy representing 1,250 organized shares in the capital of Carbon, the total organized shares in the capital of Carbon being 5,000 organized shares;

          (e) a Closing Warranty and Certificate of Laxarco confirming that the conditions to be satisfied by Synergy, unless waived, set out in
          Section 11.1 have been satisfied at the Closing and that all representations and warranties of Laxarco contained in this Agreement are true and correct at and as of the Closing in the form attached as Schedule "D".

     12.2 At the Closing, Carbon shall execute and deliver to Synergy a Closing Warranty and Certificate of Carbon confirming that all representations and warranties of Carbon set forth herein are true as of the Closing, in the form attached hereto as Schedule
                "E".

13.0   TRANSACTIONS OF SYNERGY AT THE CLOSING

     13.1 Synergy will deliver or cause to be delivered the following at the Closing.

          (a) copies of all written Synergy Approvals;

          (b) share certificates to the Escrow Agent representing the Synergy Shares duly registered in the name of Laxarco;

          (c) written confirmation of the escrow agent that the Synergy Shares have been issued to Laxarco, and are being held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

          (d) a Closing Warranty and Certificate from the Board of Directors of Synergy confirming that the conditions to be satisfied by Synergy, unless waived, set out in Section 11.3 have been satisfied at the Closing and that all representations and warranties of Synergy contained in this Agreement are true at and as of the Closing in the form attached as Schedule "B".

          (e) the Escrow Agreement duly executed by Synergy and the Escrow Agent;

          (f) copies, certified if requested, of all minutes and consent resolutions of the Directors of Synergy authorizing Synergy to:

               i. Enter into and fulfil the terms of this Agreement;

               ii. Issue such number of common shares in the capital stock of Synergy to complete the Share Exchange Agreement; and

               iii.  Execute and deliver the Escrow Agreement.

14.0 POST CLOSING AGREEMENTS, COVENANTS AND
OBLIGATIONS

     14.1 Laxarco will indemnify and hold harmless Synergy from and against:

          (a) any and all losses, damages or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfilment of any covenant on the part of Laxarco under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Synergy hereunder; and

          (b) any and all actions, suits, proceedings, demands, assessments, judgements, costs and legal and other expenses incidental to any of the foregoing.

     14.2 Synergy will indemnify and hold harmless Laxarco and Laxarco from and against:

          (a) any and all losses, damages or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfilment of any covenant on the part of Synergy under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Laxarco and Laxarco hereunder; and

          (b) any and all actions, suits, proceedings, demands, assessments, judgements, costs and legal and other expenses incidental to any of the foregoing.

15.0 TIME OF THE ESSENCE

     15.1      Time is of the essence of this Agreement.

16.0 FURTHER ASSURANCES

     16.1 The parties will execute and deliver such further documents and instruments and do all such acts and things as may be reasonably necessary or requisite to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated by this Agreement.

17.0 SUCCESSORS AND ASSIGNS

     17.1 This Agreement will enure to the benefit and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned by any party hereto without the prior written consent of all parties to this Agreement.

18.0 COUNTERPARTS

     18.1 This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

19.0 NOTICES

     19.1 All notices, requests, demands and other communications required or permitted hereunder, or desired to be given with respect to their rights or interest herein, assigned or reserved, shall be deemed to have been properly given or delivered, when delivered personally or sent by registered mail or sent by electronic communication with all postage or other charges fully prepaid, and addressed to the parties respective as follows:

          To Laxarco:

          Laxarco Holding Limited
          Office 302, Sofouli 2,
          P.O. Box 2545
          Nicosia, Cyprus

          To Synergy:

          Synergy Technologies Corporation
          #2l0-2l4 11th Ave SB.
          Calgary, Alberta T2G 0X8

          To the Escrow Agent:

          Lawler & Associates
          2820 Townsgate Road, Suite 200
          Westlake Village, CA 91361

Or such other address as any Person may specify by notice in writing to the other.

     19.2 Any notice delivered on a business day, or sent by electronic communication on a business day, wilt be deemed conclusively to have been effectively given on the date notice was delivered or transmitted.

     19.3 Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the tenth business day after posting; but if at the time of posting or between the time of posting and the tenth business day thereafter there is a strike, lockout or other labor disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

20.0 AGENTS

     20.1 Laxarco warrants to Synergy that no agent or other intermediary has been engaged by Laxarco in connection with the share exchange herein contemplated; and Synergy warrants to Laxarco that no agent or other intermediary has been engaged by Synergy in connection with the share exchange herein contemplated.

21.0 PROPER LAW

     21.1 This Agreement will be governed by and construed in accordance with the laws of the State of Colorado and the parties will attorn to
               jurisdiction of the Courts thereof

22.0 ARBITRATION

     22.1 Any dispute which may arise between the parties hereto under this Agreement other than disputes relating to third party claims, shall be solved by an equitable rather than a strictly legal interpretation. In such cases. he parties will submit their differences to three arbiters: one to be selected by Assignor, one to be selected by Assignee, and the third to be selected by the arbiters named by the parties hereto. In the event of a disagreement among the arbiters, the decision will rest with the majority. The decision of the majority of the arbiters shall be binding upon the parties hereto without appeal and may be entered as a judgement in any court of competent jurisdiction. The arbiters will be relieved of all judicial formality and may abstain from the strict rules of law except that the panics shall have the right to engage in discovery as if the dispute were proceeding in a court of general jurisdiction in the State of Colorado.

     22.2 Arbitration may be initiated by either Assignee or Assignor (the "Petitioner") by written notice to the other party demanding arbitration and naming its arbiter. The other party (the "Respondent") shall have ten business days after receipt of said notice within which to designate its arbiter. The third arbiter shall be chosen by the two arbiters named by the parties within ten business days thereafter and the arbitration shall be held at the place hereinafter set forth ten business days after the appointment of the third arbiter. Should the two arbiters not be able to agree on the choice of the third, then the third arbiter shall be chosen by the American Arbitration Association. If Respondent does not name its arbiter within ten business days, the Petitioner may designate the second arbiter. Arbitration shall take place in Denver, Colorado. The Petitioner and the Respondent each shall pay its own expenses in connection with the Arbitration. The expense of the arbiters shall be shared equally between the parties. Except to the extent set forth in this Agreement, the Commercial Arbitration Rules of the American Arbitration Association shall govern any arbitration procedure hereunder.

IN WITNESS WHEREOF the parties hereto have set their hand and seal as of the day and year first above written.

SIGNED, SEALED and DELIVERED
by SYNERGY TECHNOLOGIES
CORPORATION in the presence of:



                                   SYNERGY
                                   TECHNOLOGIES
                                   CORPORATION


SIGNED, SEALED and DELIVERED
by LAXARCO HOLDING LIMITED
in the presence of:


                                   LAXARCO HOLDING
                                   LIMITED


SIGNED, SEALED and DELIVERED
by CARBON RESOURCES LIMITED
in the presence of:



                                   /S/ Jacqueline R. Danforth
                                   CARBON RESOURCES
                                   LIMITED